         EXHIBIT 11.1 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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
                                                      Three months ended                              Six months ended
                                         --------------------------------------------   --------------------------------------------
                                                June 30,                June 30,               June 30,                June 30,
                                                  1997                    1996                   1997                    1996
                                         -----------------------   ------------------   -----------------------   ------------------
Primary:
Average Common shares outstanding.....               14,433,291             8,685,142               14,378,116             8,675,835
Net effect of dilutive stock options-
    based on the treasury stock
    method using average fair market
    price.............................                       --               429,006                       --               401,435
Net effect of dilutive warrants -
    based on the treasury stock method
    using average fair market price...                       --                56,053                       --                54,162
                                                   ------------            ----------             ------------            ----------
Total shares..........................               14,433,291             9,170,201               14,378,116             9,131,432
                                                   ============            ==========             ============            ==========
Net income (loss).....................             $(10,961,211)           $1,363,838             $(22,580,117)           $2,621,339
                                                   ============            ==========             ============            ==========
Per share amount......................             $      (0.76)           $     0.15             $      (1.57)           $     0.29
                                                   ============            ==========             ============            ==========

Fully diluted:
Average Common shares outstanding.....               14,433,291             8,685,142               14,378,116             8,675,835
Net effect of dilutive stock options-
    based on the treasury stock
    method using average fair market
    price at the end of the period....                      --                429,018                       --               419,092
Net effect of dilutive warrants -
    based on the treasury stock method
    using average fair market price
    at the end of the period..........                      --                 56,053                       --                56,000
                                                   ------------            ----------             ------------            ----------
Total shares..........................               14,433,291             9,170,213               14,378,116             9,150,927
                                                   ============            ==========             ============            ==========
Net income (loss).....................             $(10,961,211)           $1,363,838             $(22,580,117)           $2,621,339
                                                   ============            ==========             ============            ==========
Per share amount......................             $      (0.76)           $     0.15              $     (1.57)            $    0.29
                                                   ============            ==========             ============            ==========

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